Exhibit 10.25

October 27, 1999

Mr. Pervez Qurehsi

1564 Camino Mode

San Jose, Ca. 95125

Dear Pervez:

Congratulations on your promotion to Sr. Vice President and General Manager of the Hardlines and Lumber Division. In this position you will report directly to me.

Listed below are the key components of your compensation package.

Base Compensation:

$200,000 per year effective 10/27/99 with an increase on 10/27/00 of a guaranteed minimum of $25,000 per year in base predicated on the HL&L Division meeting or exceeding Operating Free Cash Flow Plan (“OFCF”) for FY 2000. Operating Free Cash Flow is defined as EBITDA less capital expenditures.

The HL&L Division’s OFCF target of FY 2000 is $13,835,000.

On 4/27/01, you will be eligible to receive an additional increase in base salary of $12,500 provided HL&L meets OFCF plan for Q1 & Q2 of FY 2001. You will also be eligible for an additional increase in base salary of $12,500 on 10/27/01 provided the HL&L Division meets OFCF plan for the full FY 2001. The plan for FY 2001 will be set within 30 days of the end of FY 2000.

Incentive Bonus:

You will participate in the Company’s Incentive Bonus plan at a rate of 50% of your base salary for FY 2000 or a target of $100,000 based on OFCF goals previously defined of which $50,000 is guaranteed based on your being employed for the full FY 2000. This guaranteed amount will be paid prior to December 31, 2000 to the extent not already earned and paid during the year under the I.B. plan. The I.B. has detailed provisions outlining payment on over achievement and the schedule for payment of the quarterly amounts if earned. See plan document for details.

Equity:

You will receive an additional grant of stock to take your total shares to 150,000. The details of this supplement grant including vesting and pricing will be communicated as the Company introduces the new stock plan anticipated to be no later than December 15, 1999.

Relocation:

You are eligible for standard relocation, in the immediate Livermore area, at the Vice President / Executive level which is estimated at $50,000 paid on actual expense including a tax gross up on the amount subject to federal and state income taxes. A copy of the relocation policy is provided as part of this offer. This plan is available form 1/1/00 through 6/30/00 as an option but not required. Should you select to utilize the relocation option, and should you voluntarily terminate your employment within 18 months of the relocation, you will be obligated to repay the full amount of the relocation.

Pervez Qurehsi

October 27, 1999

Pg. 2 of 2

Relocation, continued:

We will provide you with an advance on your guaranteed bonus in the amount of $25,000 directly tied to your relocation and purchase of a home in the greater Livermore/Pleasanton area during the relocation period described above. This amount, once paid, will be deducted from future I.B. payments until the advance is reduced to zero. Should your employment terminate prior to the repayment of the advance, the full amount that remains outstanding will need to be repaid to the Company on the date of termination.

Severance:

If your employment is terminated for any of the following specific reasons you will be eligible for one year’s base pay in severance based on your base pay rate at the time of the severance event paid through the normal payroll cycle:

1.	Involuntary termination by the Company other than for cause. Cause would include:

•	being convicted of a felony offense;

•	violation of a not to compete or non solicitation agreement;

•	dishonesty or fraud;

•	gross negligence, incapacitation or insubordination;

•	failure to follow written lawful directives of the President and other willful acts that are detrimental to the business.

2.	A requirement to relocate more than 50 miles from the Livermore site of CCI/Triad.

3.	A significant change in responsibilities or compensation. This is defined but not limited to a demotion in title less than Sr. V.P., a reduction in base pay or a reduction in overall compensation plan components, or a significant change in responsibility or scope of responsibility.

4.	A Change in Control Event and you are involuntarily terminated as outlined in item 1 above.

Pervez, I look forward to you being a key member of the Senior Management team of CCI/Triad and in your contribution toward our mutual success. This is a great opportunity for you to step up to a whole new level of leadership and management. I am confident that you will rise to the challenge and enjoy tremendous success in your new position.

Sincerely,

Michael A. Aviles

President & COO

CC:  Personnel File